                                                                    Exhibit 11.1

                        Statement Regarding Computation of Per Share Earnings

                                   Millennium Pharmaceuticals, Inc.
                                           THREE MONTHS ENDED                 NINE MONTHS ENDED
                                              SEPTEMBER 30,                     SEPTEMBER 30,
                                          1996             1995             1996            1995
                                      --------------------------------------------------------------
Average common stock outstanding       23,837,703        3,161,814       21,749,426        3,161,814
Assumed conversion of Convertible
  Preferred Stock                              --       12,109,721               --       12,109,721
Common stock equivalents                       --        3,879,160               --        3,879,160
                                      --------------------------------------------------------------
     Total                             23,837,703       19,150,695       21,749,426       19,150,695
                                      ==============================================================

Net loss                              $  (724,241)     $(2,396,354)     $(4,995,894)     $(7,522,299)
                                      ==============================================================

Net loss per share                    $     (0.03)     $     (0.13)     $     (0.23)     $     (0.39)
                                      ==============================================================


See accompanying notes.